Back to Form 10-K/A
Exhibit 10.124

CONFIDENTIAL

STOCK OPTION AGREEMENT AND GENERAL RELEASE

This Stock Option Agreement and General Release (the “Agreement”), by and between Comprehensive Health Management, Inc., a Florida corporation (the “Company”), and Anil Kottoor, an individual (“Employee”), is entered into as of the “Effective Date,” as defined below in Section 11.  The Company and Employee shall be referred to collectively herein as the “Parties.”

WHEREAS, the Company wishes to provide certain consideration in exchange for a release of liabilities by Employee and certain other covenants and agreements by Employee; and

WHEREAS, Employee and the Company wish to formalize their agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, which covenants and agreements constitute good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Unconditional and Full General Release of All Claims.

(a)           In exchange for the consideration set forth in Section 2 below, on behalf of Employee, Employee’s agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on Employee’s or their joint or several behalf, Employee hereby covenants never to sue and releases, waives, acquits, and forever discharges the Company, its divisions, subsidiaries, affiliates, parents, related entities, and their respective past or present employees, officers, directors, stockholders, partners, investors, executives, managers, agents, attorneys, representatives, successors, and assigns, and anyone acting on their joint or several behalf (collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, damages, suits in equity, costs, expenses, liabilities, or other losses, of any kind whatsoever, whether known or unknown, that exist or may exist from the beginning of time up to and including the date of Employee’s execution of this Agreement or that in any way arise from, grow out of, or are related to any events or circumstances that occurred on or prior to the date of Employee’s execution of this Agreement, including, but not limited to, any matter related to Employee’s employment with the Company or the termination thereof.  By way of example only, and without limiting the immediately preceding sentence, as used herein the terms “claims,” “causes of action,” and “demands” shall include, and Employee agrees that neither Employee nor Employee’s representative(s) shall file, or cause to be filed, a complaint, lawsuit, or any other claim against the Releasees with respect to (i) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and Chapters 448 or 760 of the Florida Statutes, or (ii) any claim based on the existence or breach of oral or written contracts of employment, the negligence of any Releasees, negligent or intentional misrepresentations, promissory estoppel, interference with contract or employment, defamation or damage to business or personal reputation, assault and battery, negligent or intentional infliction of emotional distress, unlawful discharge in violation of public policy, discrimination, retaliation, wrongful discharge, sexual harassment, whistleblowing, breach of implied covenant of good faith and fair dealing, fraud, stock fraud, equity, tort, intellectual property, personal injury, spoliation of evidence, wage and hour law, statute or common law, claims for severance pay, claims related to equity compensation and/or fringe benefits, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, or liquidated damages.

CONFIDENTIAL

(b)           Employee acknowledges and agrees that Employee has been properly paid for all hours worked, that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s or a family member’s health condition, and that Employee has not been subjected to any improper treatment, conduct, or actions due to or related to Employee’s request for, or Employee’s taking of, any leave of absence because of Employee’s own or a family member’s health condition.

(c)           Nothing in this Agreement will waive, relinquish, diminish, or in any way affect (i) any vested rights that Employee may have under Company retirement plans, or (ii) any rights or claims that, as a matter of law, cannot be released or waived.  Although Employee is not precluded from filing a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or participating in an EEOC investigation, Employee, to the maximum extent permitted by law, expressly waives any right to monetary recovery or any other individual relief in connection with any EEOC charge or other administrative charge or should any federal, state, or local administrative agency or any other person pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with the Company and/or the termination of that employment.

2.           Consideration.

(a)           In exchange for Employee’s commitments as outlined in this Agreement, the Company will provide Employee the right to execute amendments to each of Employee’s stock option agreements (“Option Extension Agreements”).  Execution by Employee of the Option Extension Agreements shall render the post-termination of service exercise period for the stock options that are vested and unexercised as of the Termination Date extended for any period during which Employee cannot exercise such stock options, because such an exercise would violate an applicable Federal, state, local, or foreign law, until 30 days after the exercise of such stock options first would no longer violate any applicable Federal, state, local, and foreign laws.

(b)           Employee acknowledges that any portion of any equity award, including, but not limited to, grants of restricted stock and options to purchase shares of common stock, par value $.01 per share, of WellCare Health Plans, Inc., that are not vested as of the Termination Date, as defined in Section 3, shall expire and be forfeited in accordance with the terms of Employee’s equity agreements.

(c)           Employee acknowledges that, absent this Agreement, Employee has no legal, contractual, or other entitlement to the consideration set forth in this Section 2, and such consideration constitutes valid and sufficient consideration for Employee’s release of claims and other obligations set forth in this Agreement.

CONFIDENTIAL

               (d)           Employee acknowledges and agrees that the Company, including its Releasees, has made no representations regarding the tax consequences of any consideration received by Employee pursuant to this Agreement.  Employee agrees to pay federal, state, and/or local taxes, if any, that are required by law to be paid with respect to the consideration received hereunder.  Employee also agrees to indemnify and hold the Company and the other Releasees harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, or recoveries by any government entity against the Company and the other Releasees for any amounts claimed due as a result of this Agreement pursuant to claims made under any federal, state, or local tax laws.  Employee further agrees to indemnify and hold the Company and the other Releasees harmless for any deficiencies, levies, assessments, fines, penalties, and/or interest assessed by reason of any such claim.

(e)           Employee acknowledges and agrees that, should Employee breach any of Employee’s commitments as set forth in this Agreement, the Company may, in addition to pursuing all legal and equitable rights and remedies that might be available, without limitation, terminate any rights provided to Employee pursuant to this Agreement.

3.           Severance of Employment.  Pursuant to this Agreement, Employee agrees and recognizes that Employee’s employment relationship with the Company will terminate as of the close of business on December 19, 2008 (the “Termination Date”).

4.           Non-Competition; Non-Solicitation.  Employee acknowledges and agrees to comply with the restrictive covenants set forth in Exhibit A, which is attached hereto and incorporated by reference herein.

5.           Confidential Information.  Employee agrees that Employee shall not at any time for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, corporation, or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company or any of its affiliates, including without limiting the generality of the foregoing, methods or systems of its or their operation or management, any information regarding its or their financial matters, or any other material information (including member, subscriber and provider lists and identifying information regarding members and subscribers) concerning the business of the Company or any of its affiliates, its or their manner of operation, its or their plans or other material data (the “Business”).  Employee agrees that Employee shall not retain any confidential or proprietary information, including, without limitation, any member, subscriber, or provider lists, identifying information regarding members or subscribers, pricing methods, financial structures, correspondence, accounts, records, or any other documents or property made or held by Employee or under Employee’s control in relation to the Business of the Company or its affiliates, nor shall Employee retain any copy of any such confidential or proprietary information, all of which (whether in hard copy or electronic format and including all originals and copies) shall immediately be returned to the Company by Employee prior to the Termination Date as defined above in Section 3.

CONFIDENTIAL

6.           Nondisclosure of Terms.

(a)           Employee agrees that the terms and conditions of this Agreement are and shall remain confidential.  Except as specifically set forth herein, Employee shall not disclose the terms of this Agreement in whole or in part to any individual or entity without prior written consent of the Company.

(b)           Employee agrees that Employee shall not disclose the terms of this Agreement to any person except (i) to members of Employee’s immediate family and Employee’s professional advisors, who shall be advised of the confidentiality provisions of this Section 6, (ii) to the extent required by a final and binding court order or other compulsory process, (iii) to any federal, state, or local taxing authority, or (iv) upon request, to any federal, state, or administrative enforcement agency, including, but not limited to, the United States Attorney’s Office for the Middle District of Florida.  Upon Employee’s receipt of any order, subpoena, or other compulsory process demanding production or disclosure of this Agreement, Employee agrees that no later than ten business days prior to the date that such disclosure is to be made, Employee will notify the Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure.

(c)           Employee further understands and agrees that this Agreement shall not be admissible as evidence in any court proceeding or administrative proceeding, except that the Company or Employee may submit this Agreement to any appropriate forum in the event of an alleged breach of this Agreement.

(d)           Notwithstanding the foregoing, during the Restricted Period, as defined in Exhibit A, Employee agrees to disclose the existence of Exhibit A and provide a copy of same to any prospective employer, partner, joint venturer, investor, or lender prior to entering into any employment, partnership, or other business relationship with such person or entity.

7.           Future Cooperation.  For purposes of this Section 7, references to the “Company” shall include the Company, WellCare Health Plans, Inc., and any subsidiary or affiliate thereof.

(a)           Government Investigations and Responses to Subpoenas.  Subject to the Company’s preservation and assertion of any otherwise applicable evidentiary privileges, no provision of this Agreement shall in any way restrict Employee’s ability to cooperate or communicate with any federal, state, or local agency in connection with any federal, state, or local investigation or informal inquiry or be construed as prohibiting the provision of non-privileged documents and/or testimony by Employee in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law.  Employee understands that the Company expects Employee to cooperate fully and respond to questions candidly and truthfully in any such investigation or informal inquiry.  In the event of receipt of any subpoena issued at the request of any private sector person or entity, Employee agrees to notify the Company promptly before complying with the subpoena, so that the Company may take appropriate action to protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order.  If the Company seeks to prevent disclosure in accordance with applicable legal procedures and provides Employee with notice before the deadline for compliance with a subpoena, Employee shall not make any such disclosures until either such objections are withdrawn or finally adjudicated by the tribunal.

CONFIDENTIAL

(b)           Internal Investigations and Legal Proceedings.

(i)           Employee agrees to cooperate fully and completely with the Company, its advisors, and its legal counsel and respond to questions candidly and truthfully with respect to any internal inquiry or investigation and any legal proceeding involving the Company.  Such cooperation shall include being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.  The Company agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred in connection with rendering such services.

(ii)           If Employee is legally required to appear or participate in any proceeding that involves or is brought against the Company, Employee agrees to disclose to the Company no later than ten business days prior to the date that such disclosure is to be made what Employee plans to say or produce and otherwise cooperate fully with the Company.

(iii)           Employee shall, at any time and from time to time and at no cost to the Company, take any and all steps necessary to carry out the purposes and intent of this Agreement.

(c)           It is expressly understood and agreed that nothing in this Section or the Agreement (or any other agreements with the Company) shall require Employee to take any action (including, without limitation, consenting to an interview in any investigation or litigation) that Employee reasonably and in good faith believes would compromise Employee’s rights or privileges under the United States Constitution or any state constitution.

8.           Nondisparagement; No Communication Regarding the Company.  Employee agrees not to make any malicious, derogatory, disparaging, or defamatory statements or communications, whether written or oral, to any third party about or regarding the Company or any Releasees or any aspect of Employee’s prior employment with the Company.  In connection with seeking future employment with a third party, Employee may discuss Employee’s prior work experience, so long as Employee complies with the provisions of this Section in the course of such discussions.

9.           Provisions Necessary and Reasonable. Employee agrees that (a) the provisions of Sections 4, 5, and 8 of this Agreement are necessary and reasonable to protect the Company’s confidential information and goodwill; (b) the specific temporal, geographic, and substantive provisions of Exhibit A of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests; and (c) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach.  In recognition of the foregoing, the Employee agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary, or permanent injunctive relief, or any other equitable remedy that then may be available.  The seeking of an injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

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If any of the covenants contained in Sections 4 (incorporating Exhibit A), 5, or 8 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the length of time, area covered, or activity covered thereby, the Parties agree that the court making such a determination shall have the power to adjust, reduce, or otherwise reform any such covenant to the extent necessary to cure any invalidity and to the protect the interests of the Company to the fullest extent of the law; that the area, time period, and scope of activity restricted shall be the maximum area, time period, and scope of activity the court deems valid and enforceable; and that as reformed, such covenant shall then be enforced.

10.           No Admission of Wrongful Conduct.  Employee hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Agreement, neither the Company nor the Releasees are admitting any unlawful or otherwise wrongful conduct or liability to Employee or Employee’s heirs, executors, administrators, assigns, agents, or representatives.

11.           Employee Acknowledgment.  EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT AND ACKNOWLEDGES THAT EMPLOYEE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL, AND THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT.  Further, Employee acknowledges that Employee has had an opportunity to review this Agreement fully and to discuss its terms with legal counsel or any other advisor of Employee’s choice prior to its execution.  For purposes of this Agreement, the “Effective Date” shall mean the date upon which Employee executes the Agreement.

Employee understands that Employee must execute both this Agreement and the Option Extension Agreements referenced above in Section 2 on or before the Termination Date, as defined above in Section 3.  Absent such execution, this Agreement and the Option Extension Agreements shall be deemed withdrawn and rendered null and void.

12.           Indemnification.  Employee hereby agrees to indemnify and hold the Company and Releasees harmless from and against any and all losses, costs, damages, or expenses, including without limitation, attorneys’ fees incurred by the Company and Releasees, or any of them, arising out of any breach of this Agreement by Employee.

13.           Ownership of Claims; No Filing of Claims.  Employee represents, warrants, and agrees that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person any claim or portion thereof or interest therein.  Employee further represents and warrants that Employee does not presently have on file any claim, charge, grievance, or complaint against any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board, or court or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to Employee’s execution of the Agreement.

CONFIDENTIAL

14.           No Attorneys’ Fees or Costs.  Each of Employee and the Company acknowledges and agrees that the other shall not be required to pay any attorneys’ fees or any other costs incurred as a result of any representation of either party in connection with the preparation, consideration, and execution of the Agreement.

15.           Arbitration.  Any dispute regarding any aspect of this Agreement, including its formation, or any act that would violate any provision in this Agreement (other than disputes with respect to alleged violations of the covenants contained in Sections 4 (incorporating Exhibit A), 5, or 8 hereof, and the Company’s pursuit of the remedies described in Section 9 hereof in connection therewith) shall be resolved in final and binding arbitration by an experienced employment law arbitrator licensed to practice law in Florida and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute.  Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

16.           No Representations.  Employee represents and acknowledges that in executing this Agreement Employee is not relying upon, and has not relied upon, any representation or statement, other than as set forth herein, made by the Company or any agents, representatives, or attorneys of the Company with regard to the subject matter, basis, or effect of this Agreement or otherwise.

17.           Successors.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors and assigns.

18.           Governing Law; Jurisdiction.  This Agreement is made and entered into in the State of Florida and shall in all respects be interpreted, enforced, and governed by and under the internal laws of the State of Florida.  Each of the undersigned hereby consents to the personal jurisdiction of the state and federal courts in the County of Hillsborough, Florida, for purposes of any action to enforce, or for a breach of, this Agreement.

19.           Counterparts and Facsimile Execution.  This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and/or (b) by facsimile, in which case (i) the instrument so executed and delivered shall be binding and effective for all purposes, and (ii) the Parties shall nevertheless exchange substitute hard copies of such facsimile instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile).

20.           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Employee and supersedes any prior written or oral agreements, understandings, or arrangements between the Parties regarding any of the items addressed herein.  Any modifications to the Agreement must be made in writing and signed by both Parties.

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21.           Miscellaneous.

                                (a)           Should any part, term, or provision of this Agreement be declared or determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

                                (b)           As used in this Agreement, the masculine, feminine, or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company hereby certify that they have read this Agreement in its entirety and voluntarily executed it in the presence of competent witnesses as of the date set forth under their respective signatures.

EMPLOYEE /s/ Anil Kottoor Anil Kottoor 12/18/08 Date /s/ Tolliver Rowson Witness 12.18.08 Date	COMPANY COMPREHENSIVE HEALTH MANAGEMENT, INC. By: /s/ Thomas F. O'Neil III Thomas F. O’Neil III Senior Vice President, General Counsel 12/18/08 Date /s/ Michael Haber Witness 12/18/08 Date

EXHIBIT A TO SEPARATION AGREEMENT AND GENERAL RELEASE
Non-Competition; Non-Solicitation Agreement

Anil Kottoor (“Employee”), in exchange for consideration provided by Comprehensive Health Management, Inc. (“CHMI”), including consideration provided to Employee pursuant to the terms of the Stock Option Agreement and General Release entered into between Employee and CHMI, agrees as follows:

A.           Employee shall not, from Employee’s termination of employment with CHMI through May 1, 2010 (the “Restricted Period”), directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or stockholder (other than as provided below), accept employment with, or otherwise provide any services on behalf of, any entity (or any affiliate, subsidiary, division, or other business unit of such entity) that provides managed care programs and/or services to individuals receiving benefits under any Medicare, Medicaid, or S-CHIP government program, including any stand-alone prescription drug program or private fee-for-service program (collectively “Government Programs”), within any state where CHMI or any subsidiary or affiliate of CHMI (collectively the “Company”) does business as of the date on which Employee’s employment with CHMI terminates or in any state where the Company is actively pursuing business opportunities that are known to Employee as of the date on which Employee’s employment with CHMI terminates.  Notwithstanding the foregoing, Employee shall not be prohibited during the Restricted Period from (i) acting as a passive investor where Employee owns not more than two percent of the issued and outstanding capital stock of any publicly-held company, or (ii) accepting employment with any entity that receives less than 25% of its total revenues from Government Programs, so long as such employment is within a separate and distinct business unit of such entity that does not derive revenues from Government Programs, and Employee is not in any way involved in any aspect of the business relating to Government Programs.

B.           During the Restricted Period, Employee shall not, without the prior written consent of the Company, recruit, hire, or solicit any employee or former employee of the Company or otherwise encourage any employee of the Company to leave his or her employment with the Company.

C.           During the Restricted Period, Employee shall not (i) solicit or accept business from any customer, provider, member, or independent contractor of the Company or any prospective customer, provider, member, or independent contractor being pursued by the Company, to the extent such business involves products or services that are competitive with those offered by the Company; (ii) request, encourage, or advise any current or prospective employee, regulator, customer, provider, member, independent contractor, or agent of the Company to withdraw, cancel, curtail, or otherwise adversely modify its business dealings with the Company or not to proceed with, or enter into, any business relationship with the Company; or (iii) otherwise damage or interfere in any way with (or attempt to damage or interfere with) the relationships between the Company and current or prospective employees, regulators, customers, providers, members, independent contractors, or agents of the Company.

EMPLOYEE

/s/ Anil Kottoor	Date: 12/18/08
Anil Kottoor